ATTACHMENT 1



To Schedule A dated May 1, 2007 of the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Schedule A to the Investment Management Agreement shall be calculated at the following annual rates through April 30, 2009

Fund
                                                           Rate
                                        (Average Net Assets in Millions (M) for
                                                   Funds with Breakpoints)



                                      First $100M     Thereafter

AZL Davis NY Venture Fund..............0.75%             0.70%

                                                   All Assets

AZL Dreyfus Founders Equity Growth Fund              0.70%

AZL Dreyfus Premier Small Cap Value Fund             0.85%

AZL First Trust Target Double Play Fund              0.45%


                                      First $100M     Thereafter

AZL Jennison 20/20 Fund................0.75%              0.70%

                                      First $200M     Thereafter

AZL Legg Mason Growth
Fund..................................0.70%...............0.65%


                             First $100M    Next $100M   Thereafter

AZL LMP Large Cap Growth Fund....0.80%         0.75%        0.70%


                             First $250M    Next $250M   Thereafter

AZL OCC Value Fund...............0.75%           0.70%      0.65%

                                         All Assets

AZL Oppenheimer Global Fund.................0.80%

AZL Oppenheimer Main Street Fund............0.75%

AZL Schroder Emerging Markets Equity Fund...0.95%

AZL TargetPLUS Equity Fund..................0.45%


                                   First $100M    Next $400M   Thereafter

AZL Van Kampen Comstock Fund.............0.75%           0.70%        0.65%


                                    First $100M    Next $100M   Thereafter

AZL Van Kampen Equity and Income Fund...0.70%            0.675%        0.65%

AZL Van Kampen Global Franchise Fund... 0.95%            0.90%         0.85%


                                   First $100M    Thereafter

AZL Van Kampen Growth and Income Fund...0.675%       0.650%

AZL Van Kampen Mid Cap Growth Fund......0.800%       0.750%


     Revisions: Fund name change effective 12/10/07 for AZL Schroder Emerging Markets Equity Fund. Added effective 12/1/07: AZL Davis NY Venture Fund, AZL LMP Large Cap Growth Fund, AZL Van Kampen Global Franchise Fund. Changed effective 12/1/07: AZL Van Kampen Equity and Income Fund.

Date:  July 1, 2008
                                      Allianz Variable Insurance Products Trust



                                      By:      /s/ Jeffrey Kletti
                                      Name:    Jeffrey Kletti
                                      Title:   President

                                      Allianz Investment Management LLC



                                      By:      /s/ Brian Muench
                                      Name:    Brian Muench
                                      Title:   Vice President